Exhibit 10.3

September 17, 2015

Craig Holmes

Dear Craig:

On behalf of Global Power Equipment Group Inc. (the “Company”), I am pleased to provide this offer of employment on the terms, and subject to the conditions, set forth below:

Start Date:                                                                                                                                     We are anticipating a start date of September 24, 2015, however may elect to defer until September 28, 2015. We will notify you of any change before September 24, 2015

Position:                                                                                                                                                 SVP, Finance; provided that we expect you will be appointed Chief Financial Officer of the Company, subject to Board approval, after the Company files its amended Form 10-K for the 2014 fiscal year.

Reporting Relationship:                                                                President and Chief Executive Officer of the Company

Location:                                                                                                                                           Irving, TX

Annual Base Salary:                                                                                $395,000

Short-Term Incentive:                                                                        You shall be eligible to participate in the Company’s short-term incentive (“STI”) program starting with the 2015 fiscal year.  Your “target” STI opportunity shall be 65% of your Annual Base Salary, with a maximum of 130% of your Annual Base Salary.  Your payment under the STI program shall be based on the extent to which certain predetermined performance objectives established by the Company have been achieved for that year.  We anticipate that the performance objectives will include a mix of Company-wide or division-wide financial goals and individual goals.  You must be actively employed by the Company at the time of the payout to be eligible for a STI payment for any fiscal year. The STI opportunity earned for 2015 fiscal year, if any, shall be pro-rated from the Start Date.

Long-Term Incentive:                                                                         We will recommend that the Compensation Committee approve a 2015 long-term incentive (“LTI”) award of 80,000 Restricted Stock Units (“RSUs”), allocated as follows: (1) 1/2 to time-based RSUs, which vest in three equal annual installments, and (2) 1/2 to performance-based RSUs which pay out (between 0% to 250% of target) based on the Company’s achievement of certain levels of cash return on cash invested (“CROCI”) for each fiscal year during the three-year period commencing January 1, 2015 and ending December 31, 2017.  The CROCI performance goal for the 2015 fiscal year shall be deemed satisfied at the “target” level of performance. The Company shall offer a net share issuance alternative to cover required tax withholding.  Future LTI grants, if any, will be subject to the discretion of the Compensation Committee..

Vacation:                                                                                                                                          You will be eligible to begin accruing 4 weeks of vacation per year.

Severance:                                                                                                                                    You will be eligible for participation in the Executive Severance Plan.  A copy of this plan is attached.  Your “salary continuation period” under the Executive Severance Plan shall be 6 months; provided that it shall increase to 12 months if you have completed at least 6 months of service and received a satisfactory performance review from the CEO at the end of such 6-month period.

Notwithstanding anything contained in the Executive Severance Plan to the contrary, the term “Good Reason” shall mean the occurrence of any of the following without your consent: (i) a material reduction by the Company of your title, duties, responsibilities or reporting relationship; (ii) a material reduction by the Company of your Annual Base Salary (other than in connection with an across-the-board salary reduction which applies in a comparable manner to other senior executives of the Company) or your “target” STI opportunity; or (iii) any other material breach of this offer letter by the Company.  Your employment shall not be deemed to be for Good Reason unless (x) you give written notice to the Chief Executive Officer of the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receipt of such notice.  Additionally, you must terminate your employment within 120 calendar days after the initial occurrence of the circumstance constituting Good Reason for such termination to be “Good Reason” hereunder.

In the event that you provide services to the Company as required under Section 7(b) of the Executive Severance Plan following your termination of employment, then in addition to the reimbursement of expenses as provided therein, the Company shall pay to you hourly compensation for your services equal to the Annual Base Salary immediately prior to the date of termination divided by 1,800 hours.

Non-Disparagement:                                                                               You agree not to disparage the Company or any of its affiliates or their respective directors, officers, employees, or agents (both individually and in their official capacities with the Company) or any of their  goods, services, employees, customers, business relationships, reputations or financial conditions.  The Company agrees that, following the termination of your employment, it will instruct its executive officers and members of the Board of Directors not to disparage you or your business relationships or reputation. For this purpose, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavorable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement. Nothing in the foregoing will preclude either party from providing truthful disclosures as required by applicable law or legal process.

Indemnification:                                                                                                    The Company shall indemnify you to the full extent provided in the Company’s corporate charter, bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its directors or other officers and to the maximum extent that the Company indemnifies any of its directors or other officers in substantially similar circumstances, and you will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, subject to the terms and conditions of the relevant policies of insurance.  In the event that you are named a party in any litigation or similar proceeding in connection with your service as an officer or director of the

Company within five (5) years of the date of this letter, the Company will engage counsel to represent your interests in such litigation or other proceeding and, if the circumstances in (x) or (y) below apply, you shall be permitted to engage your own counsel, for which reasonable fees shall be reimbursed by the Company.  The rights conferred by the immediately preceding sentence shall supplement and not limit your rights under the first sentence of this paragraph.  The circumstances in which you will be permitted to engage your own counsel to represent your interests are as follows:  (x) where it would, in the reasonable opinion of Company appointed counsel, create an actual or potential conflict of interest for such counsel to represent both you and the Company or any other executive or former executive of the Company, as the case may be, being represented by such counsel (the “Other Parties”), or (y) upon the written advice of counsel, you shall have reasonably concluded that there are legal defenses available to you that are different from or additional to those available to the Other Parties being represented by such counsel and such counsel cannot adequately represent you in the circumstances; provided, that the Company shall not, without the Company’s written approval, be responsible for the fees and expenses of more than one firm of separate counsel in connection with any proceeding in the same jurisdiction.  Furthermore, the Company shall not be liable for any settlement or action effected without its prior written consent.  In connection with the advancement of any fees to pay for your legal representation, the Company may request a customary form of undertaking.

Benefits:                                                                                                                                               As a full-time employee, you shall be eligible to participate in all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time. In this regard, the Company has contracted with BlueCross BlueShield of OK for medical/dental, Eyemed for vision and Lincoln Life for guaranteed group and employee voluntary life coverage as well as Short Term and Long Term Disability, Conexis for our Health and Dependent Care flexible account administration, and Bank of Oklahoma for our 401(k) plan.

Your employment with the Company is contingent on receipt of a favorable background check, which includes a criminal check and confirmation of references.

As a condition of your employment and continued employment at the Company, you are and will be required at all times to comply with the Company’s policies and rules, including, but not limited to the policies and rules regarding trade secrets, intellectual property, confidential information, the non-solicitation of employees, non-competition restrictions, the Company’s Code of Business Conduct and Ethics, and the Company’s compensation recovery policy, as applicable.  In this regard, this offer of employment is contingent upon you signing a confidentiality, non-compete, and non-solicit agreement in a form to be provided by the Company.  In addition, your future employment is contingent upon you signing a compensation recovery policy acknowledgement agreement, in a form to be provided by the Company, if and when the Company determines that you are subject to that policy.

You have represented to us that you do not have a non-compete or a non-solicitation agreement (customers, employees or both) with a current or former employer that would prevent you from accepting this offer or performing your duties hereunder.  The Company is relying on that representation in making this offer of employment to you.  In the event that this representation is untrue, or in the event that you have mistakenly advised the Company regarding your obligations to your prior employer, the Company reserves the right to revoke or rescind this offer, and to terminate your employment if you have already become employed at the Company, without penalty.  As a condition of your employment at the Company, you are required, at all times, to not use or disclose the confidential and/or proprietary information of your prior employer.

The Company is excited about you joining us and looks forward to a beneficial and productive relationship.  Nevertheless, please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will.  This means that our employment relationship is voluntary and based on mutual consent.  You may resign your employment and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice.  Any prior oral or written representations to the contrary are void.

Once again, I am pleased to extend this offer of employment.  Should you have any questions regarding your employment with the Company, please do not hesitate to contact me.

Best,

GLOBAL POWER EQUIPMENT GROUP INC.

/s/ Keri Jolly
Keri Jolly
Chief Human Resources Officer

By signing below, I accept the employment offer as set forth above and represent and warrant to the Company as follows:

•                  I am not a party to any non-compete or a non-solicitation agreement (customers, employees or both) with a current or former employer and I understand and acknowledge that the Company is relying on that representation in making this offer of employment to me.

•                  I have disclosed to the Company in writing all material threatened, pending, or actual claims against me that are unresolved and still outstanding as of the Start Date, in each case of which I am aware, resulting or arising from my service with my current employer (or any other previous employer) or my membership on any boards of directors.

•                  I understand and acknowledge that this offer is for a full-time regular position and that no other outside employment will pose a conflict or interfere with my ability to fulfill the job responsibilities as required.

/s/ Craig Holmes	9/17/15
Craig Holmes	Date